Exhibit 99.1

               NetScout Systems Reports Fourth Quarter & Year-End
                       Financial Results for Fiscal 2007

     WESTFORD, Mass.--(BUSINESS WIRE)--May 3, 2007--NetScout Systems, Inc. (NASDAQ: NTCT), an industry pacesetter for advanced network and service assurance solutions, today announced financial results for its fourth quarter and fiscal year ended March 31, 2007.

     Total revenue for the fourth quarter of fiscal year 2007 was $27.3 million, up 6% year-over-year. Net income was $2.1 million, an increase of 15% on a year-over-year basis, leading to net income per diluted share of $0.06. Operating income, which included stock-based compensation expense of $398,000 and amortization of acquired intangible assets of $143,000, was $1.8 million in the fourth quarter of fiscal 2007, representing an operating margin of 7%.

     For the fiscal year ended March 31, 2007, NetScout reported total revenue of $102.5 million, up 5% year-over-year. Net income was $7.7 million, or $0.23 per diluted share an increase of 33% year-over-year.

     Included in the fourth quarter net income is a charge of $1.4 million or $0.03 per diluted share related to the accrued expense for the retirement agreement with Co-Founder and former Chairman, Mr. Narendra Popat, which had an operating margin impact of 5 percentage points. Excluding the retirement charge, non-GAAP operating margin would have been 12% for the fourth quarter, and non-GAAP net income per diluted share for the full fiscal year 2007 would have been $0.26 per share, representing growth of 43% year-over-year, exceeding full year guidance of 40% growth.

     "We ended our fiscal year on a very positive note with strong fourth quarter bookings and operating margin improvement. Our fourth quarter EPS exceeded our previously issued guidance and revenue was at the high end of guidance," said Anil Singhal, President and CEO of NetScout Systems. "We are particularly pleased that our solutions are building strong momentum against the competition in our targeted vertical markets. Wireless service providers and financial services customers are finding our nGenius products to be very effective for cutting the Mean Time To Restore their networked applications and services to optimal efficiency. We are confident that our strategy and execution will continue to produce profitable growth. We anticipate repeating our fiscal 2007 EPS growth target at or above 40% in fiscal year 2008."

     Financial and Company Highlights for the Fourth Quarter 2007:

     -- Fourth quarter revenue increased 6% year-over-year and 3% sequentially.

     -- Operating margin was 7% of total revenue, down 1 point year-over-year and flat sequentially, and, excluding Mr. Popat's retirement charge, it was 12% of total revenue, up 4 points year-over-year.

     -- Cash and short and long-term marketable securities increased by $5.0 million to $100.1 million in the fourth quarter.

     -- During the quarter NetScout's Chairman and Co-Founder Narendra Popat retired from the Board of Directors and his daily role at the company and will continue to be available on an advisory basis. Co-Founder and CEO Anil Singhal was also elected Chairman.

     -- Billing World and OSS Today Magazine selected NetScout's nGenius solution as a finalist for the "Best New Product Award".

     Current News:

     -- NetScout appointed Michael Szabados as Chief Operating Officer. Mr. Szabados has been with the Company for more than 10 years and was previously Senior Vice President, Product Operations.

     -- In mid-April NetScout released substantial upgrades to two products with the release of version 4.0 of nGenius(R) Application Fabric Monitor and nGenius(R) Performance Manager featuring integration of flow and packet-based data to accelerate troubleshooting by allowing network managers to quickly identify network problems through high-level views and then "drill-down" to packet detail for further verification and analysis.

     Guidance:

     For the first quarter of fiscal year 2008, the Company expects total revenue to be in the range of $26.0 million to $27.0 million and net income per diluted share to be in the range of $0.05 to $0.06 representing year-over-year growth of 10% to 15% in revenue and 25% to 50% in net income per diluted share. The Company reiterates its long-range guidance for net income per diluted share growth at or above 40% in fiscal year 2008.

     CONFERENCE CALL INSTRUCTIONS:

     The Company invites shareholders to listen to its conference call today at 4:30 p.m. ET, which will be webcast live through the Company's website at. Alternatively, people can listen to the call by dialing 866-701-8242 for U.S./Canada and 706-634-5113 for international callers and using conference ID:
5028946. A replay of the call will be available after 7:30 p.m. ET on May 3 for approximately one week. The number for the replay is 800-642-1687 for U.S./Canada and 706-645-9291 for international callers. The conference ID is:
5028946.

     About NetScout Systems

     NetScout Systems, Inc. (NASDAQ: NTCT) has been an industry pacesetter for advanced network and service assurance solutions for over a decade, and counts the world's largest enterprises, government agencies, and service providers among its customers. Enterprise and government IT organizations deploy NetScout's nGenius(R) Performance Management System to increase service levels to their users by reducing or preventing service disruptions. Service providers depend on NetScout's proven IP performance management technology and expertise to protect the quality of their customers' experience with IP-based services. NetScout is headquartered in Westford, Massachusetts and has offices worldwide. Further information is available at http://www.netscout.com.

     Safe Harbor:

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the Company's relationships with strategic partners, dependence upon broad-based acceptance of the Company's network performance management solutions, the Company's ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology, and risks of slowdowns or downturns in economic conditions generally and in the market for network performance management solutions specifically. For a more detailed description of the risk factors associated with the Company, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

     (C)2007 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc.


                        NetScout Systems, Inc.
           Condensed Consolidated Statements of Operations
                            (In thousands)
                             (Unaudited)

                               Three Months Ended  Twelve Months Ended
                                    March 31            March 31
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Revenue:
   Product                     $ 17,173  $ 17,202  $ 63,524  $ 63,591
   Service                       10,145     8,612    38,948    34,101
   License and royalty                -         -         -       184
                               --------- --------- --------- ---------
      Total revenue              27,318    25,814   102,472    97,876
                               --------- --------- --------- ---------

Cost of revenue:

     Product (1) (2)              4,418     4,959    17,184    18,639
     Service (1)                  1,426     1,319     5,424     4,928
                               --------- --------- --------- ---------
       Total cost of revenue      5,844     6,278    22,608    23,567
                               --------- --------- --------- ---------

Gross margin                     21,474    19,536    79,864    74,309
                               --------- --------- --------- ---------

Operating expenses:

   Research and development (1)   4,631     4,508    18,320    18,141
   Sales and marketing (1)       11,378    10,859    43,490    40,467
   General and administrative
    (1) (3)                       3,618     2,090    10,531     8,873
   Amortization of acquired
    intangible assets                39        39       155       149
   In-process research and
    development                       -         -         -       143
                               --------- --------- --------- ---------
       Total operating expenses  19,666    17,496    72,496    67,773
                               --------- --------- --------- ---------

Income from operations            1,808     2,040     7,368     6,536
Interest income and other
 expenses, net                      895       836     3,898     2,627
                               --------- --------- --------- ---------
Income before income tax
 expense and cumulative effect
 of accounting change             2,703     2,876    11,266     9,163
Income tax expense                  625     1,072     3,598     3,366
                               --------- --------- --------- ---------
Income before cumulative effect
 of accounting change             2,078     1,804     7,668     5,797
Cumulative effect of accounting
 change, net of taxes of $41          -         -        69         -
                               --------- --------- --------- ---------
Net income                     $  2,078  $  1,804  $  7,737  $  5,797
                               ========= ========= ========= =========

Basic net income per share     $   0.06  $   0.06  $   0.24  $   0.19
Diluted net income per share   $   0.06  $   0.06  $   0.23  $   0.18
Shares used in computing:
     Basic net income per share  31,979    31,250    31,713    31,041
     Diluted net income per
      share                      33,353    32,314    33,050    31,885


(1) Share-based compensation expense
 included in these amounts is as
 follows:
    Cost of product revenue    $     12  $     11  $     41  $     11
    Cost of service revenue          14        14        51        14
    Research and development        137       196       503       411
    Sales and marketing             167       160       608       228
    General and administrative       68        74       270       131
                               --------- --------- --------- ---------
        Total share-based
         compensation expense  $    398  $    455  $  1,473  $    795
                               ========= ========= ========= =========

(2) Amortization expense related to
 acquired software included in these
 amounts is as follows:
     Cost of Product Revenue   $    104  $    104  $    416  $    400

(3) Includes a non-recurring charge of $1.4 million relating to the retirement of the Company's outgoing Founder and Chairman during the fourth quarter of fiscal year 2007


                        NetScout Systems, Inc.
                Condensed Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)

                                                 March 31   March 31,
                                                   2007        2006
                                                ----------  ----------

Assets
Current assets:
   Cash and cash equivalents                    $  18,925   $  61,676
   Marketable securities                           69,204      19,810
   Accounts receivable, net                        18,317      16,765
   Inventories                                      4,562       2,816
   Refundable income taxes                            657         985
   Deferred income taxes                            2,535       2,896
   Restricted cash                                      -       1,339
   Prepaids and other current assets                3,380       3,119
                                                ----------  ----------

      Total current assets                        117,580     109,406

Fixed assets, net                                   8,262       7,577
Goodwill                                           36,561      36,561
Acquired intangible assets, net                       442       1,015
Capitalized software development costs, net           170         312
Deferred income taxes                               5,382       4,889
Long-term marketable securities                    11,975       5,979
Other assets                                           47          16
                                                ----------  ----------
        Total assets                            $ 180,419   $ 165,755
                                                ==========  ==========


Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                             $   3,023   $   2,727
   Accrued compensation                             8,271       8,635
   Accrued other                                    2,609       2,325
   Income taxes payable                               192           -
   Deferred acquisition payment - Quantiva              -       1,339
   Deferred revenue                                23,992      21,382
                                                ----------  ----------

      Total current liabilities                    38,087      36,408

Accrued other                                       1,008       1,157
Accrued long-term retirement benefits               1,155           -
Long-term deferred revenue                          1,762       1,599
                                                ----------  ----------
       Total liabilities                           42,012      39,164
                                                ----------  ----------

Stockholders' equity:
   Common stock                                        36          35
   Additional paid-in capital                     122,074     120,057
   Accumulated other comprehensive loss               (46)       (122)
   Deferred compensation                                -      (4,434)
   Treasury stock                                 (28,939)    (26,490)
   Retained earnings                               45,282      37,545
                                                ----------  ----------

      Total stockholders' equity                  138,407     126,591
                                                ----------  ----------

        Total liabilities and stockholders'
         equity                                 $ 180,419   $ 165,755
                                                ==========  ==========


     CONTACT: NetScout Systems, Inc.
              Catherine Taylor, 978-614-4286
              Director of Investor Relations
              IR@netscout.com